Exhibit 15

December 4, 2018

Shareholders and Board of Directors

Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, and 333-163200 on Form S-8 and No. 333-216940 on Form S-3) of Dollar General Corporation of our report dated December 4, 2018, relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended November 2, 2018.

/s/ Ernst & Young LLP
Nashville, Tennessee